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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Capella Education Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CAPELLA EDUCATION COMPANY
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
(888) 227-3552

March 20, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Capella Education Company to be held at the Pantages Theatre, 710 Hennepin Avenue, Minneapolis, Minnesota 55403, commencing at 1:00 p.m., central time, on Wednesday, May 9, 2007.

The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Stephen G. Shank
Chairman and Chief Executive Officer

VOTING METHODS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

VOTING METHODS

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1. BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, through 11:59 p.m. (CT) on May 8, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number.

c.	Follow the simple instructions provided.

2. BY INTERNET

a.	Go to the web site at www.eproxy.com/cpla, 24 hours a day, seven days a week, through 11:59 p.m. (CT) on May 8, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number and create an electronic ballot.

c.	Follow the simple instructions provided.

3. BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

CAPELLA EDUCATION COMPANY

Notice of Annual Meeting of Shareholders
to be held on May 9, 2007

The annual meeting of shareholders of Capella Education Company will be held at the Pantages Theatre, 710 Hennepin Avenue, Minneapolis, Minnesota 55403, commencing at 1:00 p.m., central time, on Wednesday, May 9, 2007 for the following purposes:

1.	To elect a board of directors of ten directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed March 12, 2007 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card or to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Gregory W. Thom
Secretary

Minneapolis, Minnesota
March 20, 2007

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Wednesday, May 9, 2007 at the Pantages Theatre, 710 Hennepin Avenue, Minneapolis, Minnesota 55403, commencing at 1:00 p.m., central time, and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about March 20, 2007.

Record Date and Quorum

Only shareholders of record at the close of business on March 12, 2007 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 16,023,250 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2008 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 21, 2007. We must receive any other shareholder proposals intended to be presented at the 2008 annual meeting of shareholders at our principal executive office no later than February 9, 2008.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Election of Directors.  The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Other Proposals.  The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of ten members. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Upon the recommendation of the governance committee of the board of directors, the board has nominated the ten persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the governance committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership*

Stephen G. Shank	63	Chairman and Chief Executive Officer (Mr. Shank also serves as Chancellor of Capella University)	None
Gordon A. Holmes	38	Director	Audit, Compensation
S. Joshua Lewis	44	Director	Audit, Compensation
Jody G. Miller	49	Director	Governance (chair)
James A. Mitchell	65	Director	Compensation (chair)
Jon Q. Reynolds, Jr.	39	Director	Compensation, Governance
David W. Smith	62	Director	Compensation, Governance
Jeffrey W. Taylor	53	Director	Audit, Governance
Sandra E. Taylor	56	Director	Governance
Darrell R. Tukua	53	Director	Audit (chair)

*	Each of our non-management directors, or all of our directors except Mr. Shank, serves on the executive committee.

Stephen G. Shank founded our company in 1991 and has been serving as our Chairman and Chief Executive Officer since that time. Mr. Shank also has been serving as Chancellor of Capella University since 2001, and as emeritus (non-voting) director of Capella University from 2003 to 2006. Mr. Shank is currently a voting director of Capella University. Mr. Shank served as a member of the board of directors of Capella University from 1993 through 2003. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, an NYSE-listed manufacturer of toys and games. Mr. Shank is a member of the board of directors of Tennant Company, an NYSE-listed manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School.

Gordon A. Holmes has served as a director of our company since 2000. Since 2005, Mr. Holmes has been a Managing Principal with Quadrangle Group LLC, an investment firm. Mr. Holmes has been a General Partner of several limited partnerships affiliated with Forstmann Little & Co., an investment firm. From 1998 to 2001, Mr. Holmes was an Associate at Forstmann Little & Co. Mr. Holmes earned a B.C.L. degree from University College, Dublin and an M.B.A. from the Stanford University Graduate School of Business.

S. Joshua Lewis has served as a director of our company since 2000. Since 2001, Mr. Lewis has been Managing Member and a Principal of Salmon River Capital LLC, a private equity/venture capital firm he founded. During 2000, he was a General Partner of Forstmann Little & Co., an investment firm. From 1997 to 1999, Mr. Lewis was a Managing Director of Warburg Pincus, a private equity/venture capital firm with which he was associated for over a decade. Mr. Lewis serves on several corporate, non-profit and advisory boards of directors. Mr. Lewis earned an A.B. from Princeton University and a D.Phil. from Oxford University.

Jody G. Miller has served as a director of our company since 2003. Ms. Miller serves as CEO and President of the Business Talent Group, a company matching independent business executives with interim and project-based assignments, which she founded in 2005. Ms. Miller is also a venture partner with Maveron LLC, a Seattle-based venture capital firm, a position which she has held since 2000. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the board of directors of the National Campaign to Prevent Teenage Pregnancy, a not-for-profit program devoted to reducing teen pregnancy, and since May 2005 has been serving as a member of the board of directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. From 2000 to 2004, Ms. Miller also served as member of the board of directors of Exide Technologies, an NYSE listed battery manufacturing company. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

James A. Mitchell has served as a director of our company since 1999. From 1993 to 1999, when he retired, Mr. Mitchell served as Executive Vice President of Marketing and Products of American Express Company, a diversified global financial services company. From 1984 to 1993, he served as Chairman, President and CEO of IDS Life, a life insurance company and a wholly owned subsidiary of American Express. From 1982 to 1984, he served as President of the reinsurance division at CIGNA Corp., an insurance company. Mr. Mitchell is Executive Fellow — Leadership at the Center for Ethical Business Cultures, a non-profit organization assisting business leaders in creating ethical and profitable cultures, and serves as a member of the board of directors of Great Plains Energy Incorporated, an NYSE-listed diversified public utility holding company. He earned a B.A. from Princeton University.

Jon Q. Reynolds, Jr. has served as a director of our company since 2005. Since 1999, Mr. Reynolds has been a General Partner at Technology Crossover Ventures, a private equity and venture capital firm, which he joined in 1997. Mr. Reynolds earned an A.B. degree from Dartmouth College and an M.B.A. from Columbia Business School.

David W. Smith has served as a director of our company since 1998 and is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith is a member of the boards of directors of Plato Learning, Inc. and Scientific Learning Corporation, both of which are

Nasdaq listed companies. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa.

Jeffrey W. Taylor has served as a director of our company since 2002. Since 2003, Mr. Taylor has been the President of Pearson, Inc., the U.S. holding company of Pearson plc. From 2000 to 2003, Mr. Taylor served as Vice President of Government Relations for Pearson, Inc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor earned a B.S. from Indiana State University.

Sandra E. Taylor has served as a director of our company since 2006. Ms. Taylor serves as Senior Vice President, Corporate Social Responsibility of Starbucks Corporation, where she has been employed since 2003. Prior to joining Starbucks, Ms. Taylor served as Vice President and Director of Public Affairs for Eastman Kodak Company from 1996 until 2003. She has also held senior leadership positions with a number of other organizations, including ICI Americas Inc. and the European American Chamber of Commerce in the United States. In addition, Ms. Taylor sits on the board of several non-profit organizations, including the Center for International Private Enterprise, the Seattle Public Library Foundation, the Public Affairs Council, the National Center for Asia-Pacific Economic Cooperation, and the Women’s Leadership Board of the Kennedy School of Government at Harvard University. Ms. Taylor received a B.A. from Colorado Women’s College, and a J.D. from Boston University School of Law.

Darrell R. Tukua has served as a director of our company since 2004. From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a public accounting firm he joined in 1976. Mr. Tukua is a member of the audit and budget committee of The MMIC Group, an insurance company, where he also served as a board observer from May 2004 to August 2005 and was elected to serve on the board of directors in August 2005. In addition, in 2004 Mr. Tukua was elected an advisory board member of Gate City Bank, a retail and commercial bank, and in 2005 he became a member of the board of directors and audit and compensation committees of Gate City Bank. Mr. Tukua earned a B.S. from the University of South Dakota.

None of the above nominees is related to each other or to any of our executive officers.

Under a third amended and restated co-sale and board representation agreement, dated January 22, 2003, between the company and certain of our shareholders, Forstmann Little & Co. Equity Partnership-VI, L.P. (Forstmann VI) currently has the right to designate one person for election to our board, and the company and certain shareholders party to the agreement have agreed to take all steps necessary to cause the nomination and election to our board of such designee. Forstmann VI has designated Mr. Holmes to be nominated to the board.

Board of Directors Meetings and Attendance

Our board of directors held six meetings and took action by written consent four times during fiscal year 2006. During fiscal year 2006, each director attended at least 75% of the aggregate number of the meetings of our board of directors and of the board committees on which such director serves. In the past, we have not had a policy regarding attendance of our directors at annual meetings of our shareholders, but going forward we will encourage each of our directors to attend annual meetings of our shareholders. One director attended the 2006 annual meeting of our shareholders.

Director Independence

Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In August 2006, our board of directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who then served as a director under the rules of The Nasdaq Stock Market, Inc., or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Shank, who is also our Chairman and Chief Executive Officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have or had any relationship with our company other than as a director or shareholder of our company. Based upon that finding, our board of directors determined that Messrs. Holmes, Lewis, Mitchell, Reynolds, Smith, Taylor and Tukua, and Ms. Miller and Ms. Taylor, are “independent.” In addition, our board of directors determined that Tony J. Christianson, who served as our director until his resignation following our initial public offering in November 2006, was “independent.”

Committees of Our Board of Directors

Our board of directors has an audit committee, a compensation committee, a governance committee and an executive committee. The charters for our audit committee, compensation committee, governance committee and executive committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Audit Committee.  Our audit committee consists of Messrs. Tukua (chair), Holmes, Lewis and Taylor. Our audit committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. Commencing with our first report on internal controls over financial reporting, the committee will be responsible for discussing the effectiveness of the internal controls over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our audit committee are more fully described in the committee’s charter, a copy of which as mentioned in the immediately preceding paragraph is available on our website. Our audit committee held seven meetings in fiscal year 2006. Our board of directors has determined that each member of our audit committee is “independent,” as defined under and required by the rules of The Nasdaq Stock Market, Inc. and the federal securities laws. The board of directors has determined that each of Messrs. Tukua and Taylor qualifies as an “audit committee financial expert,” as defined under the rules of the federal securities laws.

Compensation Committee.  Our compensation committee consists of Messrs. Mitchell (chair), Holmes, Lewis, Reynolds and Smith. Our compensation committee is responsible for, among other things, recommending the compensation level of our Chief Executive Officer to the executive committee, determining the compensation levels and compensation types (including base salary, stock options, perquisites and severance) of the other members of our senior executive team and administering our stock option plans and other compensation programs. The compensation committee also recommends compensation levels for board members and approves new hire offer packages for our senior executive management. The purpose and responsibilities of our compensation committee are more fully described in the committee’s charter. Our compensation committee held ten meetings in fiscal year 2006.

Governance Committee.  Our governance committee consists of Ms. Miller (chair), Messrs. Reynolds, Smith and Taylor, and Ms. Taylor. Our governance committee is responsible for, among other things, assisting the board of directors in selecting new directors and committee members, evaluating the overall effectiveness of the board of directors, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our governance committee are more fully described in the committee’s charter. Our governance committee held one meeting in fiscal year 2006.

Executive Committee.  Our executive committee consists of all non-management members of our board of directors, or all of our directors except Mr. Shank, and is chaired by Mr. Smith, who is our lead director. Our executive committee is responsible for, among other things, evaluating and determining the compensation of our Chief Executive Officer, setting the agenda for meetings of our board of directors, establishing procedures for our shareholders to communicate with our board of directors and reviewing and approving our management succession plan. The purpose and responsibilities of our executive committee are more fully described in the committee’s charter. Our executive committee held three meetings in fiscal year 2006.

Corporate Governance Principles

Our board of directors has adopted Corporate Governance Principles. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Code of Business Conduct

We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, principal accounting officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.capellaeducation.com. The charters for our audit committee, compensation committee, governance committee and executive committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•	whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a size and scope similar to us.

Director Nomination Process

Our governance committee selects nominees for directors pursuant to the following process:

•	the identification of director candidates by our governance committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance committee, the chair of our board of directors, and/or certain other directors;

•	recommendation by our governance committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings; and

•	formal nomination by our board of directors.

Our governance committee will reassess the qualifications of a director, including the director’s performance on our board to date, the director’s current employment, the director’s service on other boards and the director’s independence, prior to recommending a director for reelection to another term.

Shareholders who wish to recommend individuals for consideration by our governance committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance committee, c/o General Counsel, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Compensation Committee Interlocks and Insider Participation

During 2006, Messrs. Holmes, Lewis, Mitchell and Smith served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Communication with our Board of Directors

Interested parties may communicate directly with Mr. Smith, our lead director, or the non-management members of our board of directors as a group by mail addressed to the attention of Mr. Smith as lead director, or the non-management members of our board of directors as a group, c/o General Counsel, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.

Our board of directors recommends that the shareholders vote for the election of each of the ten nominees listed above to constitute our board of directors.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our audit committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

For the years ended December, 2006 and 2005, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2006	2005

Audit Fees(1)	$582,500	$602,500
Audit-Related Fees(2)	$—	$7,500
Tax Fees(3)	$10,000	$23,150
All Other Fees(4)	$1,500	$1,500

(1)	Audit Fees relate to assurance and related services for the audits of the annual financial statements for fiscal years 2006 and 2005, the review of quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. In 2006 and 2005, $285,000 and $362,500, respectively, related to services provided in connection with our initial public offering, including the filing of our Registration Statement on Form S-1.

(2)	For 2005, Audit-Related Fees of $7,500 related to services provided in connection with the Sarbanes-Oxley Act of 2002.

(3)	For 2006, tax services consisted of $10,000 for tax advisory services. For 2005, tax services consisted of $10,000 for tax advisory services and $13,150 for preparation services related to federal and state tax filings for a portion of 2005.

(4)	All Other Fees relate to a license fee for an accounting database.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company’s independent registered public accounting firm. The audit committee is responsible for pre-approving all engagements of the company’s independent registered public accounting firm. The policy also highlights services the audit committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the audit committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the audit committee.

The audit committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, that may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the audit committee. The audit committee may delegate to the audit committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full audit committee at the next scheduled meeting.

On a regular basis, management provides written updates to the audit committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company’s audit committee.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE REPORT

The role of our audit committee, which is composed of four independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and internal controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with management; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU § 380); and (c) received the written disclosures from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Darrell R. Tukua, Chair
Gordon A. Holmes
S. Joshua Lewis
Jeffrey W. Taylor

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee of the board of directors (the “Committee,” for purposes of this Compensation Discussion and Analysis) has responsibility for establishing and overseeing our compensation program as it applies to our executive officers. The Committee is responsible for ensuring that our compensation program positions us to compete successfully for skilled executive talent in our dynamic business environment.

In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers.” Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers.

Our compensation design is influenced by the incentive compensation rules promulgated by the U.S. Department of Education. Under these rules, we may not provide any commission, bonus or other incentive payment to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity, based directly or indirectly on success in securing enrollments or awarding financial aid.

Our Philosophy

We have established our executive compensation programs to attract, motivate and retain top quality executives and managers who are able to help us achieve superior short- and long-term performance objectives.

Our compensation philosophy is based on the following principles:

•	Compensation programs should be designed to foster an innovative, high integrity and performance-oriented culture appropriate for our business strategies, values and competitive environment.

•	Compensation programs should include elements that are directly tied to creation of long-term shareholder value.

•	Executive compensation should reflect a split between base salary and variable compensation opportunity, which includes short-term and long-term incentive compensation. The amount of short-term incentive opportunity, which is based on annual performance targets, is balanced with a long-term incentive opportunity. The long-term opportunity is based on the appreciation potential of our stock option awards. We believe this balance will support strong short-term financial performance and increasing shareholder value over the long-term, measured by appreciation in our stock price.

•	General compensation arrangements, including base salary, short-term and long-term incentive opportunity, and perquisites and other compensation, should be consistent with relevant industry norms.

Compensation Determination

We benchmark our executive compensation against the for-profit education sector, along with the services industry, and the general market for all of industry. We recognize that a blended approach is necessary due to the fact that it is not possible to compare all our executive positions to comparables from one industry segment. For example, our University President position requires that we employ a highly experienced, highly educated executive with a strong academic leadership background. Therefore we are able to benchmark against the for-profit sector for that position. Other positions do not require the same industry-specific background, and we are therefore better served by benchmarking against broader information sources. Our past approach has been to use input from consulting firms to supplement information obtained and developed by members of our human resources staff.

For purposes of comparison to companies in the for-profit education sector in 2006, we reviewed the compensation practices of Apollo, Blackboard, Career Education Company, Corinthian Colleges, DeVry, eCollege, Education Management, EVCI, ITT Educational Services, Laureate, Lincoln Education Services, Strayer and Universal Technical Institute. The list of comparable companies in the for-profit education sector may change over time. For purposes of comparison to companies in the services industry and general industry, we utilize well- established executive compensation survey sources that include a representative sample of organizations with approximately $300 million in annual revenue.

In 2006, with assistance from the consulting firm Towers Perrin, the Committee benchmarked our compensation against surveys that included a specific set of companies in the for-profit education sector, service companies and companies in general industry. The Committee’s benchmarking of executive compensation included the following elements: base salary; total cash compensation, which is comprised of base salary and short-term incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. This information was used by the Committee to set compensation levels for 2007.

In establishing specific executive compensation plans, levels and amounts, several of our senior executives play a role. Our Chairman and Chief Executive Officer recommends to the Committee compensation levels for all other executive officers. The Vice President of Human Resources, under the direction of the Committee and the Chairman and Chief Executive Officer, gathers information and makes recommendations to the Committee on executive compensation generally, including recommendations as to specific plans and programs. Our Senior Vice President and Chief Financial Officer provides information and recommendations to the Committee on important accounting, tax and financial matters. In the future, we intend to utilize the services of a compensation consulting firm as the primary source for gathering executive compensation information and making recommendations to the Committee.

Compensation consultants working on our executive compensation matters are selected and engaged by the Committee, based on input from senior management. Consultants providing input, information and recommendations on executive compensation matters report directly to the Committee.

In 2006, in addition to the engagement mentioned above, Towers Perrin was retained by the Committee to consult in our hiring of a President and Chief Operating Officer.

Compensation Elements

From time to time, we have entered into certain employment agreements addressing specific compensation arrangements when hiring senior executives. These are individually developed based on relevant considerations at the time of hiring. We have selectively offered signing bonuses and/or guaranteed incentive compensation for the first year of employment. Employment agreement terms have also included severance and change in control provisions. In those instances when we entered into employment agreements with senior executives, the Committee’s judgment was that such agreements were appropriate and necessary.

Our current executive compensation mix includes the following elements: base salary; short-term incentive opportunity, generally in the form of annual cash bonuses; long-term incentive opportunity in the form of stock options; and perquisites and other benefits. In contrasting between the various compensation elements, the short-term incentive opportunity is focused on annual results, and the long-term incentive opportunity is focused on periods beyond one year.

Base Salary

Base salary reflects the experience, knowledge, skills and performance record the executive brings to the position, and is influenced by market factors.

The Committee reviews executive salaries annually based on market survey data. In 2006, the Committee reviewed the salaries of our four highest paid senior executives and the General Counsel, and in 2007, the Committee reviewed the salaries of all of our officers that are subject to Section 16 of the Securities Act of 1933, except the Principal Accounting Officer. In some cases, market competitive information may be difficult to obtain due to unique duties and responsibilities of a particular position. In those instances, we consider qualitative criteria, such as education and experience requirements, skills, complexity and scope/impact of the position compared to other executive positions internally.

Individual executive base salaries are reviewed annually and may be adjusted based on individual performance, company performance and placement relative to market-adjusted ranges. The performance assessment for each executive includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating executive performance for purposes of merit pay adjustments, the Committee also considers overall company performance, and the performance of the functional area(s) under an executive’s scope of responsibility.

Short-Term Incentive Opportunity

The short-term incentive opportunity is provided through our cash-based management incentive plan. This is a group incentive plan and is based on the company’s overall financial performance. The level of participation for each executive in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also on market competitive factors. Target award opportunities are established as a percentage of the executive’s base salary, and currently range between 40% to 60% of base salary. The management incentive plan is based on targets that reward strong company financial performance and growth, year over year, and is administered to comply with Department of Education guidelines described above in this Compensation Discussion and Analysis under “Overview.”

At the beginning of each year, the Committee approves a matrix that reflects payout opportunities based on the company’s achievement of certain financial objectives. Upon completion of the fiscal year, executives receive bonus payments, if any, pursuant to the terms of the management incentive plan and the matrix approved at the beginning of the year.

In 2006, our management incentive plan provided participants an opportunity to earn between 0 and 200% of targeted incentive opportunity, depending on the degree to which the company achieved its annual performance objectives for revenue and income before income taxes, excluding the impact of stock-based compensation expense under FAS 123(R). We based 70% of the target incentive opportunity on achieving the full-year targets for revenue and income before income taxes, and 30% of the opportunity on achieving the revenue and income before income tax targets for the second half of the year. By virtue of this design, we emphasized a strong finish to the year and momentum going into 2007. The minimum thresholds for incentive payouts in 2006 were set at 93% and 85% of revenue and income before income tax objectives, respectively. Participants had the opportunity to earn a maximum payout of 200% of their targeted incentive opportunity if the company achieved 103% and 115% or more of its revenue and income before income tax objectives, respectively. Performance between the minimum and maximum levels results in prorated payments to plan participants. Our 2006 targets reflected target revenue growth over the prior year of approximately 25% and target income before income tax growth over the prior year of approximately 56%.

Income before income taxes, excluding the impact of stock-based compensation expense under FAS 123(R), is a non-GAAP financial measure. We used this measure in our 2006 management incentive plan because we believe it was the most useful measure with which to evaluate performance of our business in 2006. Stock-based compensation expense was excluded to achieve comparability with prior years, where it had similarly not been included.

In 2006, we provided to several key executives a special one-time grant of performance-based stock options in lieu of cash payouts under the management incentive plan. This design was adopted by the Committee to more closely align key management and investor interests at a critical time as we prepared to become a public company. The decision to provide this one-time stock option grant also reinforced among those executives the concept of stock ownership. In 2007, we have returned to providing an entirely cash-based management incentive plan for all participants.

Based on the Company’s performance against full year 2006 and second half 2006 revenue and income before income tax targets as described above, participants in the management incentive plan earned 74.5% of the targeted incentive opportunity in 2006.

In 2007, our financial metrics for full-year revenue and operating income, including the impact of stock-based compensation expense under FAS 123(R) (as opposed to the income before income tax metric used in 2006) will comprise 90% of the targeted incentive opportunity, and a learner satisfaction component will comprise 10% of the targeted opportunity. The revenue and operating income metrics are weighted equally in 2007, so each metric comprises a total of 50% of the financial metric component of the targeted opportunity; however, if performance exceeds target, then revenue will comprise 75% and operating income will comprise 25% of the financial metric component. We believe that focusing operating management on operating income (rather than income before income taxes) ensures better alignment between company performance and our objective to create shareholder value by focusing management’s attention on metrics that management is better able to control. The new learner satisfaction component is measured using a survey instrument that measures learner satisfaction over the course of the year against a pre-established baseline.

For participants to earn a payout under the 2007 plan, the company must achieve a minimum of 93% of its revenue objective and a minimum of 95% of its operating income objective. A maximum payout can be achieved if the company achieves at least 101.4% of its revenue and operating income objectives. Performance between minimum and maximum levels results in prorated payments to plan participants. Payouts under the 2007 management incentive plan will range between 0% and 190% of target incentive. A plan participant achieves a 190% maximum payout if the company performs at that 200% level for both financial metrics, and the company performs at the 100% level on the learner satisfaction metric (90% * 2 + 10% = 190%).

Shown below is a summary of the 2007 management incentive plan matrix.

	Payout Level as a Percentage of
Level of Achievement	Applicable Metric Target

Revenue(1)
93.0%	45%
100.0%	150%
101.4%	200%
Operating Income
95.0%	85%
100.0%	150%
101.4%	200%
Learner satisfaction measure	Ranges from 0	% to 100%

(1)	Achievement of operating income of at least 95% of the target is required as a condition to any payout for revenue performance.

The Committee believes this 2007 plan design will result in the alignment of incentive opportunity with shareholder value creation. We set our 2007 plan objectives such that they represent revenue growth of 18% to 22%, and operating income growth of 25% to 30%, in both cases above industry averages as projected by for-profit, post-secondary industry research analysts over the three- to five-year time horizon. The Committee believes that the revenue and operating income targets upon which the 2007 plan are built are aggressive but achievable. Over the last three years ending in 2006, our payout level has been between 60% and 80% of target.

In making its annual determination of minimum, target and maximum payout levels under the management incentive plan, the Committee may consider any specific and unusual circumstances facing us during the upcoming year. Generally, the Committee sets the minimum, target and maximum levels within the ranges described above such that the relative difficulty of achieving target level performance is consistent from year to year.

In hiring key executives, it has been in the past and may be in the future necessary to guarantee payout under the management incentive plan at a specified level in the first year of employment. This is situational, at the discretion of the Committee, and is not intended to be ongoing in nature.

Long-Term Incentive Opportunity

The long-term incentive opportunity for executives is provided through the use of stock options. Options have historically been granted with a four-year vesting schedule. We have on occasion granted options with shorter vesting schedules, including grants to our Chairman and Chief Executive Officer in 2006 and 2005, when we used two-year and three-year vesting schedules, respectively. We used those vesting schedules in order to afford our Chief Executive Officer additional flexibility, in recognition of our publicly disclosed succession planning objectives.

Options are granted to executives at the time of hire, and are typically granted annually thereafter once the executive has completed two years of service. The Committee relies on market survey information to help determine the size of new hire and annual stock option awards. Additionally, the Committee utilizes a formula that takes into account base compensation, position level and the fair market value of the company’s common stock (applying the Black-Scholes model) to determine the size of the award. The Committee has discretion as to actual award size based on individual performance factors.

By way of example, if an executive’s base salary was $200,000 and target incentive percentage based on her position level was 60%, her target annual long-term opportunity would be $120,000. We would then divide $120,000 by the Black-Scholes value of the stock option based on the fair market value of the company’s stock at the time of grant (using a Black-Scholes value of $12.00, for purposes of this example), resulting in an award of 10,000 stock options.

At this time, stock options are the only form of long-term incentive compensation used by the company. Target awards are 65% for the Chairman and Chief Executive Officer and 60% for the other named executive officers.

The Committee is considering alternative forms of long-term incentive compensation, primarily equity-based, for future long-term incentive awards. Our 2005 Stock Incentive Plan provides the Committee flexibility in that regard, allowing for various award types, including restricted stock, stock appreciation rights and performance shares.

Perquisites and Other Compensation

Employee benefits offered to key executives are designed to meet current and future health and security needs for the executives and their families. Executive benefits are the same as those offered to all employees, except that medical insurance premiums are paid in full by the company for the named executive officers enrolled in our medical benefit plan. The employee benefits offered to all eligible employees include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements, a 401K retirement savings plan that includes a partial company match, and an Employee Stock Ownership Plan (ESOP). In addition, named executive officers are eligible to participate in our Senior Executive Severance Plan, and all executives receive certain retirement benefits.

The 401K retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution. Through June 30, 2006, we matched 50% of the first 4% of employee pay contributed. As of July 1, 2006, we increased our matching contribution to 100% on the first 2% of employee pay contributed, and 50% on the next 4% of employee pay contributed.

Employee compensation for 2006 included company-funded ESOP contributions of approximately 1% of eligible employee compensation, which for 2006 was compensation earned during the period January 1, 2006 through June 30, 2006. Our ESOP retirement plan is a defined contribution plan, under which we may make a discretionary contribution of between 0% and 3% of eligible employee compensation per plan year. To receive a contribution in a given year, an employee must meet service requirements as to hours worked and dates of active employment. In addition, the plan includes a three-year vesting schedule. The ESOP holds shares of our common stock in an employee’s account through a retirement plan trust.

In 2006, following a review of external sources by our human resources organization, the Committee adopted a Senior Executive Severance Plan, which applies to our named executive officers and certain other senior executive officers. The plan provides severance benefits upon the occurrence of certain triggering events. The Committee believes that such a plan is necessary to attract and retain key executives in the company’s competitive employment market. Our Senior Executive Severance Plan pays additional benefits to most executives covered thereunder in the event of a change in control followed by an involuntary termination or termination for good reason. The Committee chose this “double trigger” design because it believed such design to be most consistent with current industry practice.

Upon retirement, each executive officer is entitled to medical, dental and life insurance plan continuation for 18 months under the federal and state COBRA provisions at his or her election. In addition, the executive is entitled to elect to receive distributions from our ESOP and the 401K retirement plans, under the terms of those plans. Under our 1993 and 1999 Stock Option Plans, any vested but unexercised stock options may be exercised for a period of 60 days and three months, respectively, after retirement. Under our 2005 Stock Incentive Plan, vested but unexercised stock options may be exercised for up to one year after retirement.

Policies And Practices

Grants of Equity Awards.  Prior to our initial public offering in 2006, we adopted a policy related to all grants of equity awards to ensure the most appropriate method, timing and delivery of equity awards. Under this policy, no grants shall occur on a date when our insider trading window is closed, which includes the period beginning the first day of the third month of a quarter, and continuing through the second trading day after a release of earnings, in addition to other times throughout the year when we may be aware of material, non-public information. Grants may be approved by the Committee during closed window periods; however, the grant date will be the first trading day after the trading window opens. This policy helps ensure that option grants are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information.

Promotional and other discretionary grants may occur at regularly scheduled Committee meetings throughout the year. The full board of directors must approve all equity awards to non-employee directors. The Committee has delegated authority to the Chief Executive Officer to award equity grants to employees who are not executive officers in connection with their commencement of employment, subject to guidelines established by the Committee as to position level and award size, and subject to a quarterly maximum number of shares.

We set the exercise price of the option award based on the closing price of our common stock on the date of grant.

Equity Terms and Conditions.  In 2006, we determined that the term of our stock options should not exceed seven years, which was shorter than the ten-year term used for prior option grants. This decision was based on a review of common practices among public companies in our industry. In 2006, we also adopted a practice of issuing only non-qualified stock options. This decision also considered common practice in the public company market. Vesting schedules for option awards are generally four years, at 25% per year. We believe this schedule reinforces performance over the long term, which will ultimately be reflected in the stock price.

Stock Ownership Guidelines.  During 2006, there were no stock ownership guidelines applicable to our executive officers. In February 2007, our board of directors adopted the following stock ownership guidelines for our officers:

Officer	Share Value (current market value)

Chief Executive Officer	Four times annual salary
Chief Operating Officer	Three times annual salary
Senior Vice Presidents	Two times annual salary
Vice Presidents(1)	One times annual salary

(1)	These stock ownership guidelines only apply to Vice Presidents, except for our Principal Accounting Officer, who have been identified as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

The stock ownership guidelines can be met through holding shares (including ESOP shares), in-the-money vested stock options, or a combination of the two. In addition, the stock ownership guidelines also set guidelines for the amount of stock that may be sold in any one quarter by any persons with the title “vice president” or higher — these guidelines, as a percent of vested stock holdings are as follows: 15% for the chief executive officer, chief operating officer and chief financial officer; 20% for senior vice presidents (other than the chief financial officer); and 50% for vice presidents. Lastly, our insider trading policy prohibits executives from engaging in margin loans or otherwise pledging their shares.

Accounting and Tax Impact of Executive Compensation Programs.  We will consider Internal Revenue Code Section 162(m) as we establish compensation plans in the future. For 2006, the stock options granted to our named executive officers in connection with our 2006 management incentive plan were structured as “performance-based compensation” in a manner similar to that which would be required to satisfy the conditions of Section 162(m); however, for 2006, we intend to rely on an exemption from Section 162(m) for a plan adopted prior to the time a company becomes a public company. This transition exemption for our equity compensation plans will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan earlier. We will continue to consider the implication of the limits on deductibility of compensation in excess of $1 million as we design our compensation programs. As previously explained, we modified other terms of our stock options in 2006 by reducing the term of awards to seven years and granting non-qualified stock options. Both of these modifications provided positive tax and accounting impacts.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

James A. Mitchell, Chair
Gordon A. Holmes
S. Joshua Lewis
Jon Q. Reynolds, Jr.
David W. Smith

Summary Compensation Table

The following table shows, for our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 2006.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Stephen G. Shank	2006	410,385	—	776,848 (4)	6,435	1,193,668
Chairman and Chief
Executive Officer
Kenneth J. Sobaski	2006	338,462	228,767	354,824	6,398	928,451
President and Chief
Operating Officer
Lois M. Martin	2006	277,923	—	511,512	8,052	797,487
Senior Vice President and
Chief Financial Officer
Paul A. Schroeder	2006	272,923	—	305,283	4,797	583,003
Senior Vice President and University Senior Vice
President(5)
Michael J. Offerman	2006	272,923	—	304,746	5,731	583,400
Senior Vice President and
University President(6)

(1)	Includes $60,000 signing bonus per the terms of Mr. Sobaski’s offer of employment letter. Also includes a guaranteed incentive of $168,767. The guaranteed incentive applies only to his first year of employment. We guaranteed his incentive award at 100% of his target incentive opportunity, which was 50% of his base salary. For others, see table under “Grants of Plan Based Awards in 2006” below.

(2)	Valuation of awards based on the compensation cost we recognized during 2006 for financial statement purposes under FAS 123(R) for option awards granted in 2006 and prior years utilizing assumptions discussed in Note 12 to our financial statements for the fiscal year ended December 31, 2006, but disregarding the estimate of forfeitures related to service based vesting. This includes a special grant of performance based options granted in lieu of cash incentive for 2006 for all named executive officers except for Mr. Sobaski.

(3)	Represents the value of shares of our common stock contributed to the named executive officers’ accounts in our Employee Stock Ownership Plan (ESOP), including the shares connected with the special distribution paid to the ESOP related to certain unvested ESOP shares following our initial public offering in November 2006, our matching contribution to the 401(k) plan accounts of the named executive officers, and the premiums we paid for group term life insurance on behalf of the named executive officers.

•	For Mr. Shank, includes a 2006 contribution into his ESOP account of approximately 45 shares having a value of $1,100; 401(k) matching contribution to his account of $4,400; and life insurance premiums paid on his behalf in the amount of $935.

•	For Mr. Sobaski, includes a 2006 contribution into his ESOP account of approximately 45 shares having a value of $1,100; 401(k) matching contribution to his account of $4,538; and life insurance premiums paid on his behalf of $760.

•	For Ms. Martin, includes a 2006 contribution into her ESOP account, related to the unvested portion of her ESOP shares, of approximately 79 shares having a value of $1,932 in connection with the special distribution; a 2006 contribution into her ESOP account of approximately 45 shares having a value of $1,100; 401(k) matching contribution of $4,460; and life insurance premiums paid on her behalf of $560.

•	For Mr. Schroeder, includes a 2006 contribution into his ESOP account of approximately 45 shares having a value of $1,100; 401(k) matching contribution of $3,075; and life insurance premiums paid on his behalf of $622.

•	For Dr. Offerman, includes a 2006 contribution into his ESOP account of approximately 45 shares having a value of $1,100; 401(k) matching contribution of $4,009; and life insurance premiums paid on his behalf of $622.

(4)	Includes $28,151 incremental fair value related to corrective actions taken in 2006 with respect to awards of stock options originally granted on (i) October 24, 2000, for the purchase of 28,070 shares, and (ii) August 26, 2002 for the purchase of 17,078 shares. See “— Explanation of Option Award Corrective Actions for Mr. Shank” below.

(5)	Effective March 1, 2007, Mr. Schroeder’s title changed to “Senior Vice President of Operations and Business Transformation.”

(6)	On March 1, 2007, we announced that Dr. Offerman’s titles will change to “Vice Chairman — External University Initiatives and University President Emeritus.”

Grants of Plan-Based Awards in 2006

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2006.

						All Other
		Estimated Possible				Option Awards:		Grant Date
		Payouts Under Non-		Estimated Possible		Number of	Exercise or	Fair Value of
		Equity Incentive		Payouts Under Equity		Securities	Base Price	Stock and
		Plan Awards		Incentive Plan Awards		Underlying	of Option	Option
	Grant	Target	Maximum	Threshold	Target	Options	Awards	Awards
Name	Date	($)(1)	($)(2)	(#)(3)	(#)(4)	(#)	($/Sh)	($)

Stephen G. Shank	2/14/2006	—	246,231	2,257	75,235		20.00	460,798
	8/2/2006					29,461 (5)	20.00	253,506
								28,151 (8)
Kenneth J. Sobaski	2/27/2006					165,000 (6)	20.00	1,687,439
Lois M. Martin	2/14/2006	—	111,169	1,019	33,981		20.00	208,128
	8/2/2006					18,416 (7)	20.00	167,521
Paul A. Schroeder	2/14/2006	—	109,169	1,001	33,354		20.00	204,289
	8/2/2006					18,086 (7)	20.00	164,519
Michael J. Offerman	2/14/2006	—	109,169	1,001	33,354		20.00	204,289
	8/2/2006					18,086 (7)	20.00	164,519

(1)	A special performance-based stock option grant was made to Mr. Shank, Ms. Martin, Mr. Schroeder, and Mr. Offerman in lieu of the opportunity to receive a cash payout under our Management Incentive Plan for 2006. The grant applied up to 100% of the target payout, based on the achievement of actual revenue and income before income taxes, excluding the impact of stock-based compensation expense under FAS 123(R), compared to our performance targets for revenue and income before income taxes, excluding the impact of stock-based compensation expense under FAS 123(R). If we would have exceeded our 2006 performance targets for revenue and income before income taxes, excluding the impact of stock-based compensation expense under FAS 123(R), the excess over 100% would have been paid in cash. These performance-based stock options vested on December 31, 2006 at a level of 74.5%, based on our achievement level compared to performance targets.

(2)	Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2006, for achievement in excess of 100% of target and up to the maximum, which was 200% of target incentive opportunity. Based on actual achievement, a payout above target did not occur for 2006.

(3)	Reflects the number of shares of common stock underlying options that would have vested at the threshold payout level. The threshold amount was determined according to the 2006 Management Incentive Plan payout scale, which provided that 3% of the target incentive would be earned if we achieved at least 93% and 85% of our 2006 plan for revenue and income before income taxes, excluding the impact of stock-based compensation expense under FAS 123(R), respectively.

(4)	Reflects the number of shares of common stock underlying options that would have vested at the target level of performance under the 2006 Management Incentive Plan. This is also the maximum number of shares of common stock underlying options that could have vested under the 2006 Management Incentive Plan, because any incentive paid for achievement in excess of 100% of target would have been paid in cash. The performance-based stock options vested at a level of 74.5% of target, which resulted in the named executive officers vesting in the following number of options: Mr. Shank — 56,050; Ms. Martin — 25,316, Mr. Schroeder — 24,849; and Dr. Offerman — 24,849. The exercise price and grant date fair value of these awards are reported in the table above in the row corresponding to the award of the performance-based options.

(5)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 50% increments on each annual anniversary of the date of grant.

(6)	Mr. Sobaski received options to purchase 165,000 shares of common stock as a part of his new hire compensation package. These options vest and become exercisable in 25% increments on each annual anniversary of the date of grant.

(7)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.

(8)	Reflects the incremental fair value related to corrective actions taken on March 22, 2006 with respect to awards of stock options originally granted on (i) October 24, 2000, for the purchase of 28,070 shares, and (ii) August 26, 2002 for the purchase of 17,078 shares. See “— Explanation of Option Award Corrective Actions for Mr. Shank” below.

Determination of Fair Market Value for Option Awards of Common Stock

In determining the exercise price for stock option grant awards, under our 2005 Stock Incentive Plan, options must be granted at an exercise price not less than the fair market value of our common stock at the close of business on the grant date. Prior to our initial public offering in November 2006, the valuation used to determine the fair market value of our common stock at each grant date was performed internally and contemporaneously with the issuance of the options. The options expire on the date determined by the board of directors but may not extend more than ten years from the grant date for options granted prior to August 2, 2006. On August 2, 2006, the board of directors approved a change to our stock option policy to shorten the contractual term from ten years to seven years for future grants. The options generally become exercisable over a four-year period. Canceled options become available for re-issuance under the 2005 Plan. We have also issued stock options under two discontinued plans (the 1993 and 1999 Plans). Stock options issued pursuant to the 1993 and 1999 Plans are still outstanding, however, unexercised options that are canceled upon termination of employment are not available for re-issuance.

Explanation of Option Award Corrective Actions for Mr. Shank

The Option Awards column in the Summary Compensation Table includes the incremental fair market value for two corrective actions approved by our board of directors, related to options previously issued to Mr. Shank. On two different dates, October 24, 2000, and August 26, 2002, we issued an option to purchase 28,070 and 17,078 shares of our common stock, respectively, to Mr. Shank. The term of the October 24, 2000 option award, and the vesting schedule of the August 26, 2002 option award were communicated to Mr. Shank in two forms which were found to be in conflict. This had the result of modifying the agreements. As a result, the board of directors approved an extension on March 22, 2006, to the term of the October 24, 2000 option to ten years from original grant date, and approved a corrected vesting schedule for the August 26, 2002 award. We recognized the incremental compensation expense associated with these corrections in 2006.

Employment Agreement Provisions

The following provisions for individual employment agreements are applicable to understanding the tables. On February 27, 2006, we entered into a letter agreement with Kenneth J. Sobaski, pursuant to which Mr. Sobaski agreed to serve as President and Chief Operating Officer. Pursuant to the terms of the letter agreement, Mr. Sobaski received, among other things, (1) a signing bonus of $60,000, payable in 2006, (2) an initial annual base salary of $400,000, (3) an annual incentive compensation award targeted at 50% of his base salary (which is guaranteed for his first year of employment, and the amount shown in the bonus column of the Summary Compensation Table reflects the guaranteed 50% level, as applied to his actual base salary earnings in 2006), and (4) options to purchase 165,000 shares of our common stock at an exercise price of $20.00 per share, 41,250 of which will vest on each of February 27, 2007, 2008, 2009 and 2010, subject to acceleration in certain situations.

On October 25, 2004 we entered into a letter agreement with Lois M. Martin, pursuant to which Ms. Martin agreed to serve as our Senior Vice President and Chief Financial Officer. Pursuant to the terms of the letter agreement, Ms. Martin received, among other things, (1) an annual incentive compensation award targeted at 40% of her annual base salary, and (2) an option to purchase 100,000 shares of our common stock at an exercise price of $20.00 per share, of which 50,000 have vested and 25,000 of which will vest on each of November 15, 2007 and 2008, subject to acceleration in certain situations.

On March 9, 2001, we entered into a letter agreement with Paul A. Schroeder, pursuant to which Mr. Schroeder agreed to serve as our Senior Vice President and Chief Financial Officer. On May 30, 2006, Mr. Schroeder’s agreement was amended. Under the terms of the amended agreement, as further amended in August, 2006, Mr. Schroeder served as Senior Vice President of both Capella Education Company and Capella University. Effective March 1, 2007, Mr. Schroeder’s title changed to Senior Vice President of Operations and Business Transformation for Capella Education Company, and he no longer serves as Senior Vice President for Capella University. He continues to receive his current base salary of $274,000, and continues his eligibility in our annual incentive compensation plan at a target bonus level of 40% of his annual base salary.

On April 17, 2001, we entered into a letter agreement with Michael Offerman, pursuant to which Dr. Offerman agreed to serve as our Senior Vice President, and President and Chief Executive Officer of Capella University. The agreement was amended on November 10, 2003, and again on May 30, 2006. Pursuant to the terms of the amended agreements, as further amended in August, 2006, Dr. Offerman now serves as our Senior Vice President and President of Capella University. On March 1, 2007, we announced that Dr. Offerman’s will become the Vice Chairman — External University Initiatives for Capella Education Company and University President Emeritus for Capella University. He continues to receive his annual base salary of $274,000, and continues his eligibility in our annual incentive compensation plan at a target bonus level of 40% of his annual base salary.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2006.

	Option Awards
		Number of
	Number of Securities	Securities
	Underlying	Underlying	Option
	Unexercised Options	Unexercised Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Stephen G. Shank	56,050	—	20.00	2/14/2016	(1)
	9,008	17,963	20.00	8/12/2015	(2)
	12,808	7,165	17.72	7/28/2014	(3)
	7,577	2,526	11.92	10/22/2013	(4)
	—	29,461	20.00	8/1/2013	(5)
	25,592	—	11.71	8/26/2012	(6)
	17,078	—	11.71	8/25/2012	(7)
	33,254	—	14.25	7/25/2011	(8)
	32,816	—	14.25	10/23/2010	(9)
	—	5,643	19.49	7/28/2009	(10)
	25,167	8,389	13.11	10/22/2008	(11)
Kenneth J. Sobaski	—	165,000	20.00	2/26/2016	(12)
Lois M. Martin	25,316	—	20.00	2/14/2016	(13)
	4,123	12,371	20.00	8/11/2015	(14)
	50,000	50,000	20.00	10/26/2014	(15)
	—	18,416	20.00	8/1/2013	(16)
Paul A. Schroeder	24,849	—	20.00	2/14/2016	(17)
	4,139	12,417	20.00	8/11/2015	(18)
	7,606	7,605	17.72	7/28/2014	(19)
	15,487	5,164	11.92	10/22/2013	(20)
	—	18,086	20.00	8/1/2013	(21)
	100,000	—	14.25	4/8/2011	(22)
Michael J. Offerman	24,849	—	20.00	2/14/2016	(23)
	4,139	12,417	20.00	8/11/2015	(24)
	7,606	7,605	17.72	7/28/2014	(25)
	15,140	5,046	11.92	10/22/2013	(26)
	—	18,086	20.00	8/1/2013	(27)
	75,000	—	14.25	7/25/2011	(28)

(1)	Stock option granted on 2/14/2006 for 56,050 shares vested on December 31, 2006. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.

(2)	Stock option granted on 8/12/2005 for 26,971 shares vests and becomes exercisable in 33 1/3% increments on each yearly anniversary of the date of grant.

(3)	Stock option granted on 7/28/2004 for 19,973 shares vests and becomes exercisable in 32.1% increments on the first three yearly anniversaries of the date of grant, and 3.7% on the fourth anniversary of the date of grant.

(4)	Stock option granted on 10/23/2003 for 10,103 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(5)	Stock option granted on 8/02/2006 for 29,461 shares vests and becomes exercisable in 50% increments on each yearly anniversary of the date of grant.

(6)	Stock option granted on 8/26/2002 for 25,592 shares vests and becomes exercisable in 41.7% increments on the first two yearly anniversaries of the date of grant, and 8.3% on the third and fourth anniversaries of the date of grant.

(7)	Stock option granted on 8/26/2002 for 17,078 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(8)	Stock option granted on 7/26/2001 for 33,254 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(9)	Stock options granted on 10/24/2000 for 32,816 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(10)	Stock option granted on 7/28/2004 for 5,643 shares vests and becomes exercisable in full on 7/28/2008.

(11)	Stock option granted on 10/23/2003 for 33,556 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(12)	Stock option granted on 2/27/2006 for 165,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(13)	Stock option granted on 2/14/2006 for 25,316 shares vested on December 31, 2006. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.

(14)	Stock option granted on 8/12/2005 for 16,494 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(15)	Stock option granted on 10/27/2004 for 100,000 shares vests and becomes exercisable in 25% increments on November 15 of each year over a four year period.

(16)	Stock option granted on 8/02/2006 for 18,416 shares vests and becomes exercisable in 25% increments on each of the yearly anniversary of the date of grant.

(17)	Stock option granted on 2/14/2006 for 24,849 shares vested and on December 31, 2006. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.

(18)	Stock option granted on 8/12/2005 for 16,556 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(19)	Stock option granted on 7/28/2004 for 15,211 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(20)	Stock option granted on 10/23/2003 for 20,651 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(21)	Stock option granted on 8/02/2006 for 18,086 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(22)	Stock option granted on 4/26/2001 for 100,000 shares vests and becomes exercisable in 25% increments on April 8 of each year over a four year period.

(23)	Stock option granted on 2/14/2006 for 24,849 shares vested on December 31, 2006. This reflects 74.5% vesting level achieved of total target options under special one-time performance based stock option grant in 2006.

(24)	Stock option granted on 8/12/2005 for 16,556 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(25)	Stock option granted on 7/28/2004 for 15,211 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(26)	Stock option granted on 10/23/2003 for 20,186 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(27)	Stock option granted on 8/02/2006 for 18,086 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.

(28)	Stock option granted on 7/26/2001 for 75,000 shares vests and becomes exercisable in 25% increments on June 11 of each year over a four year period.

Potential Payments Upon Termination or Change-in-Control

On September 11, 2006, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our Chief Executive Officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of twelve months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. Currently, the participants in the Senior Executive Severance Plan include our Chief Executive Officer and Chairman of the Board of Directors, senior vice president level employees and vice president level employees, including all of the named executive officers in the Summary Compensation Table.

Under the Senior Executive Severance Plan, a qualifying severance event occurs if, unrelated to a change-in-control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change-in-control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change-in-control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay ranging from twelve to 24 months, outplacement assistance, and continuation coverage under certain employee benefit plans for up to 18 months (subject to adjustment, alternative or previous severance benefits). For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the continuation period, just as he/she would have paid during his/her employment. Severance payments are made bi-weekly in accordance with our standard payroll practices. In change-in-control situations involving a qualifying termination within twenty-four months of the change-in-control event, a participant (except the Chief Executive Officer) may also be eligible to receive payment of 200% of any targeted bonus for the year of termination; the Chief Executive Officer may be eligible to receive payment of 80% of any targeted bonus for the year of termination. We have also provided specific severance benefits to certain of our executives under such executives’ employment agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any payments due under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.

Our board of directors, Chief Executive Officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change-in-control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan, or termination of the Plan, adopted within six months prior to a change in control will become null and void upon the change-in-control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.

For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

•	“Cause” means (1) employee’s commission of a crime or other act that could materially damage our reputation; (2) employee’s theft, misappropriation, or embezzlement of our property; (3) employee’s falsification of records maintained by us; (4) employee’s failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee’s misconduct directed toward learners, employees, or adjunct faculty; or (6) employee’s failure substantially to perform the material duties of employee’s employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

•	“Good Reason” means (1) the demotion or reduction of the executive’s job responsibilities upon a Change-in-Control; (2) executive’s total targeted compensation is decreased by more than ten percent in a twelve month period; or (3) a reassignment of executive’s principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive’s proposed termination date. We may take action to cure executive’s stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

•	A “Change-in-Control” shall be deemed to occur if any of the following occur:

(1) Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2) A majority of the members of our board of directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our board of directors solicited proxies or who were elected or appointed by our board of directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3) Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4) Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

Kenneth J. Sobaski Employment Agreement.  Under our letter agreement with Mr. Sobaski, in the event that Mr. Sobaski’s employment terminates, he is entitled to receive the greater of the severance benefits provided to him under our Senior Executive Severance Plan, or the severance benefits provided for in his letter agreement. Mr. Sobaski’s letter agreement provides that, in the event that Mr. Sobaski’s employment is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below), Mr. Sobaski will be entitled to the following severance benefits: (1) twelve months total compensation (base salary plus target bonus) and (2) senior executive outplacement services for twelve months and provision of certain office support equipment during that period. In the event any such termination follows a change-in-control, Mr. Sobaski’s letter agreement entitles him to receive two times the severance package described above. As defined in his letter agreement, “cause” means (i) commission of a crime or other act that could materially damage our reputation, (ii) theft, misappropriation or embezzlement of company property, (iii) falsification of company records, (iv) failure to substantially comply with our written policies and procedures, or (v) misconduct directed toward learners, employees or adjunct faculty. “Good reason” as defined in his letter agreement means (i) a change in his position to one with a lower pay grade or lesser responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, (iii) relocation more than 50 miles from his current work location, or (iv) Mr. Shank is no longer Chief Executive Officer and Mr. Sobaski has not been assigned to that position. Our obligation to make the severance payments described above will terminate if Mr. Sobaski breaches any provision the non-competition or confidentiality provisions of the release agreement.

Lois M. Martin Employment Agreement.  Under the terms of our letter agreement with Ms. Martin, in the event Ms. Martin’s employment terminates, she is entitled to receive the greater of the severance benefits provided to her under our Senior Executive Severance Plan or the severance benefits provided for in her letter agreement. Ms. Martin’s letter agreement provides that, if Ms. Martin voluntarily terminates her employment for good reason (as defined below), or if her employment is terminated by Capella for a reason other than cause or within two years of a change-in-control, she will be entitled to receive severance pay in an amount equal to up to twelve months base salary, outplacement assistance for up to twelve months, a benefits package at the regular employee rate, and eighty percent of her targeted bonus amount for the year of termination (prorated to the date of termination). As defined in her letter agreement, “good reason” includes (i) a change in her position to one with a lower pay grade or less responsibilities, (ii) a decrease in fixed compensation by more than 10% in any 12 month period, (iii) relocation more than 50 miles from her current work location, or (iv) being temporarily laid off and not reinstated within 90 days. Finally, Ms. Martin’s letter agreement provides that she will be entitled to the highest level of severance benefits available to any other employee under the Senior Executive Severance Plan. Our obligation to make the severance payments described above will terminate if Ms. Martin breaches any provision the non-competition or confidentiality provisions of the release agreement.

Michael J. Offerman, Ed.D. Employment Agreement.  Under the terms of our letter agreement with Dr. Offerman, Dr. Offerman is also eligible to participate in our Senior Executive Severance Plan, subject to the following modifications. If Dr. Offerman should voluntarily terminate his employment at any time for good reason, he shall be entitled to receive benefits under our Senior Executive Severance Plan as if his employment had been terminated without cause. As defined in his letter agreement, “good reason” includes (i) a change in his position to one with a lower pay grade or lesser responsibilities, (ii) a decrease in his fixed compensation or (iii) a material change to his reporting relationship to the Capella University Board. Dr. Offerman is also subject to a confidentiality, non-competition and inventions agreement. In the event that he leaves the company for any reason other than termination for cause, and is unable to find suitable employment, as a direct result of the restrictions imposed by his non-competition agreement, he will be entitled to the greater of twelve months base salary or his severance entitlements, if any, pursuant to the Senior Executive Severance Plan. Our obligation to make the severance payments described above will terminate if Dr. Offerman breaches any provision the non-competition or confidentiality provisions of the release agreement. In the event that Dr. Offerman remains an employee of the company on June 1, 2007, the letter agreement terminates.

For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change-in-control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.

In the event that an involuntary termination of the employment of a named executive officer other than for cause (assuming a change-in-control had not occurred) on December 31, 2006, the following amounts would have been paid to each named executive officer:

			Value of Insurance
			Premiums for
		Estimated Value	Health, Dental and
	Base Salary	of Outplacement	Life Insurance
	Payment Amount	Assistance	Continuation	Total
Name	($)	($)	($)(1)	($)

Stephen G. Shank	412,000	30,000	9,933	451,933
Kenneth J. Sobaski	400,000	30,000	10,880	440,880
Lois M. Martin	279,000	30,000	9,778	318,778
Paul A. Schroeder	274,000	30,000	11,787	315,787
Michael J. Offerman	274,000	30,000	12,642	316,642

(1)	Reflects the employer share of the premiums for our insurance plans for 12 months.

•	For Mr. Shank, includes medical insurance premiums of $8,608; dental insurance premiums of $390; and life insurance premiums of $935.

•	For Mr. Sobaski, includes medical insurance premiums of $9,629; dental insurance premiums of $491; and life insurance premiums of $760.

•	For Ms. Martin, includes dental insurance premiums of $197; life insurance premiums of $560; and expenses related to an annual medical examination of $9,021.

•	For Mr. Schroeder, includes medical insurance premiums of $10,585; dental insurance premiums of $580; and life insurance premiums of $622.

•	For Dr. Offerman, includes medical insurance premiums of $11,440; dental insurance premiums of $580; and life insurance premiums of $622.

In the event of a change-in-control, if within 24 months of the change in control a voluntary termination of the employment of a named executive officer for good reason, or an involuntary termination other than for cause, had occurred on December 31, 2006, the following amounts would have been paid to each named executive officer:

					Value of
					Insurance
					Premiums
		Target Bonus		Estimated	for Health,
	Base Salary	Compensation	Value of	Value of	Dental and
	Payment	Payment	Accelerated	Outplacement	Life Insurance
	Amount	Amount	Options	Assistance	Continuation	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)	($)(5)	($)

Stephen G. Shank	412,000	197,760	399,799	30,000	14,900	1,054,459
Kenneth J. Sobaski	800,000	400,000	701,250	30,000	16,321	1,947,571
Lois M. Martin	558,000	223,200	343,345	30,000	19,178	1,173,723
Paul A. Schroeder	548,000	219,200	242,971	30,000	17,681	1,057,852
Michael J. Offerman	548,000	219,200	241,516	30,000	18,963	1,057,679

(1)	Equal to twenty-four months of base salary in effect on December 31, 2006 for all named executive officers, other than Mr. Shank. Mr. Shank’s base salary amount is equal to twelve months of his base salary in effect on December 31, 2006. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.

(2)	Equal to two times the targeted bonus amount for fiscal 2006 for all named executive officers, other than Mr. Shank. Mr. Shank’s target bonus amount is 80% of his targeted bonus amount for fiscal 2006. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.

(3)	Based on the closing price of our common stock on December 29, 2006, the last trading day of fiscal 2006, of $24.25.

(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within 3 years of the change-in-control.

(5)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

•	For Mr. Shank, includes medical insurance premiums of $12,912; dental insurance premiums of $585; and life insurance premiums of $1,403.

•	For Mr. Sobaski, includes medical insurance premiums of $14,444; dental insurance premiums of $737; and life insurance premiums of $1,140.

•	For Ms. Martin, includes $9,021 for a medical examination each year for two years, totaling $18,042; dental insurance premiums of $296; and life insurance premiums of $840.

•	For Mr. Schroeder, includes medical insurance premiums of $15,878; dental insurance premiums of $870; and life insurance premiums of $933.

•	For Dr. Offerman, includes medical insurance premiums of $17,160; dental insurance premiums of $870; and life insurance premiums of $933.

Summary of Other Provisions — Termination of Employment

Disability Termination.  Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•	Under the terms of our stock option plans and stock incentive plan, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. If a termination due to disability had occurred on December 31, 2006, the value of the accelerated options for each named executive officer would have been as follows: Mr. Shank — $399,799; Mr. Sobaski — $701,250; Ms. Martin — $343,345; Mr. Schroeder — $242,971; and Dr. Offerman — $241,516.

•	Under the terms of our Employee Stock Ownership Plan, employees whose disability meets the definition of disability under the Social Security rules will have any unvested account balance vest immediately. Two of our named executive officers had unvested account balances on December 31, 2006 in the following amounts: Mr. Sobaski — $1,100; and Ms. Martin — $10,541.

•	Under the terms of our long term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

Retirement.  Senior executive officers (which currently includes all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•	Under the terms of our 2005 Stock Incentive Plan, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date. Under the terms of our 1999 Stock Option Plan, the employee has up to three months post-termination to exercise any options which were vested as of the termination date. Under the terms of our 1993 Stock Option Plan, the employee has up to sixty days post-termination to exercise any options which were vested as of the termination date.

•	The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the Employee Stock Ownership Plan and 401(k) retirement savings plan, from their account balance.

Death.

•	Upon death, all stock options issued under the 1999 Stock Option Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. If a termination due to death had occurred on December 31, 2006, the value of the accelerated options for each named executive officer would have been as follows: Mr. Shank — $399,799; Mr. Sobaski — $701,250; Ms. Martin — $343,345; Mr. Schroeder — $242,971; and Dr. Offerman — $241,516.

•	Our ESOP provides that the unvested balance, if any, vests immediately upon the death of the participant. Two of our named executive officers had unvested account balances on 12/31/06 in the following amounts: Mr. Sobaski — $1,100; and Ms. Martin — $10,541.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2006, all compensation that our company paid to our directors. We did not pay any director compensation in 2006 to Messrs. Shank, Holmes, Lewis and Reynolds, each of whom was either our employee or had represented an entity that had a financial interest in our company.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($) (1)	($) (2)(3)(4)	($)

James A. Mitchell	5,000	25,769	30,769
David W. Smith	5,000	40,994	45,994
Darrell R. Tukua	7,500	43,944	51,444
Jeffrey W. Taylor	—	25,769	25,769
Jody G. Miller	—	25,769	25,769
Sandra E. Taylor	—	15,602	15,602

(1)	Fees reflect annual committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2006.

(2)	Valuation is based on the stock-based compensation expense we recognized during 2006 for financial statement purposes under FAS 123(R) for awards granted in 2006 and prior years utilizing assumptions discussed in Note 12 to our consolidated financial statements for the year ended December 31, 2006, but disregarding the estimate of forfeitures.

(3)	The following table shows the aggregate number of shares underlying outstanding stock options held by our directors as of December 31, 2006.

	Shares Underlying
	Outstanding Stock
	Option Awards	Exercisable	Unexercisable
Name	(#)	(#)	(#)

James A. Mitchell	18,500	18,500	—
David W. Smith	15,500	13,000	2,500
Darrell R. Tukua	15,000	12,500	2,500
Jeffrey W. Taylor	5,000	5,000	—
Jody G. Miller	2,500	2,500	—
Sandra E. Taylor	10,000	—	10,000
S. Joshua Lewis	12,500	12,500	—

(4)	The following table shows the grant date fair value of all stock option awards made to our directors in fiscal 2006.

Grant Date Fair
Value of Option
Awards in
Fiscal 2006
Name	($)

James A. Mitchell	25,769
David W. Smith	25,769
Darrell R. Tukua	25,769
Jeffrey W. Taylor	25,769
Jody G. Miller	25,769
Sandra E. Taylor	103,075

During 2006, the directors who were our employees or who had represented an entity that had a financial interest in us did not receive any compensation. The directors who were not our employees and who did not represent an entity that had a financial interest in us received an option to purchase 2,500 shares of our common stock under our 2005 Stock Incentive Plan, with the exception of Sandra Taylor, who joined the Board in May of 2006. Ms. Taylor received an option to purchase 10,000 shares of our common stock upon her election to the board.

We also paid our committee chairpersons an annualized cash retainer for serving in that role. Mr. Mitchell and Mr. Smith received $5,000 in 2006, paid quarterly. Mr. Tukua received $7,500 in 2006, paid quarterly. All directors were eligible for reimbursement of reasonable expenses incurred to attend board and committee meetings.

In 2007, we implemented our previously disclosed public company board compensation package. This includes payment of an annual cash retainer of $32,500, paid quarterly, to non-employee directors, for fees associated with board and committee service. Chairs of the governance and compensation committees, and our lead director, will receive an additional cash retainer of $5,000, paid quarterly, and the chair of the audit committee will receive $7,500, paid quarterly. Each non-employee director (except Mr. Holmes, who declined) will also receive an annual stock option grant valued at $32,500 which is vested in full immediately upon grant. Also, any non-employee director who wishes to receive stock options in lieu of cash compensation may elect this form of payment. The number of shares subject to such stock options is determined by dividing the cash retainer by the Black-Scholes value based on the closing price of our common stock on the grant date. These options are also vested in full immediately upon grant. New non-employee directors who join the board will receive an option to purchase 10,000 shares of our common stock, with a four year vesting schedule, granted upon election. All stock options issued to directors have an exercise price equal to the closing price of our common stock on the date of grant, and a term of seven years. We will reimburse all directors for reasonable expenses incurred to attend our board and board committee meetings.

The Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member’s interests with the shareholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2006 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of December 31, 2006, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 16,002,371 shares of our common stock outstanding on December 31, 2006. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Common Stock

Principal Shareholders
Forstmann Little entities(a)	1,106,372	6.9%
Cherry Tree entities(b)	1,779,746	11.1%
Entities affiliated with Technology Crossover Ventures(c)	1,958,681	12.2%
Maveron entities(d)	1,049,192	6.6%
Salmon River and Insight entities(e)	1,354,726	8.5%
Directors and Named Executive Officers
Stephen G. Shank(f)	2,511,724	15.5%
Kenneth J. Sobaski(g)	41,284	*
Michael J. Offerman(h)	135,199	*
Lois M. Martin(i)	79,848	*
Paul A. Schroeder(j)	161,468	1.0%
Gordon A. Holmes	—	—
S. Joshua Lewis(k)	1,346,961	8.4%
Jody G. Miller(l)	2,750	*
James A. Mitchell(m)	59,775	*
David W. Smith(n)	21,992	*
Jeffrey W. Taylor(o)	5,000	*
Darrell R. Tukua(p)	12,750	*
Jon Q. Reynolds, Jr.(c)	1,958,681	12.2%
Sandra Taylor(q)	250	*
All directors and executive officers as a group (18 persons) (r)	6,475,834	38.5%

*	Less than 1%

(a)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 22, 2007 by Forstmann Little & Co. Equity Partnership-VI, L.P. (“Forstmann VI”), Forstmann Little & Co. Equity Partnership-VII, L.P. (“Forstmann VII”), Forstmann Little & Co. Subordinated Debt and Equity Buyout Partnership-VIII, L.P. (“Forstmann VIII”), FLC XXXII Partnership, L.P. (“FLC XXXII”), FLC XXXIII Partnership, L.P. (“FLC XXXIII”), Theodore J. Forstmann, and Winston W. Hutchins. The address of such persons is c/o Forstmann Little & Co., 767 Fifth Avenue, 44th Floor, New York, NY 10153. The shares are owned directly by Forstmann VI (875,336 shares), Forstmann VII (144,397 shares) and Forstmann VIII (86,639 shares). Each of Forstmann VI, Forstmann VII and Forstmann VIII disclaims beneficial ownership of shares owned by the other entities. The general partner of Forstmann VI and Forstmann VII is FLC XXXII and the general partner of Forstmann VIII is FLC XXXIII. The general partners of FLC XXXII and FLC XXXIII are Theodore J. Forstmann, Winston W. Hutchins, and T. Geoffrey McKay. Accordingly, each of the individuals named above, other than Mr. McKay for the reason described below, may be deemed the beneficial owner of shares owned by Forstmann VI, Forstmann VII and Forstmann VIII. Mr. McKay does not have any voting or investment power with respect to, or any economic interest in, the shares held by Forstmann VI, Forstmann VII or Forstmann VIII and, accordingly, Mr. McKay is not deemed to be a beneficial owner of these shares. In this proxy statement, we refer to Forstmann VI, Forstmann VII and Forstmann VIII as the “Forstmann Little entities.”

(b)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Cherry Tree Ventures IV, L.P. (“CTV IV”), CTV Partners IV LP (“CTV Partners”), Cherry Tree Core Growth Fund, L.L.L.P. (“CTCGF”), Cherry Tree Investments, LLC (“CTI”), Gordon Stofer, and Tony J. Christianson. The address of such persons is c/o Cherry Tree Investments, Inc., 301 Carlson Parkway, Suite 103, Minnetonka, MN 55305. The shares are owned directly by CTV IV (1,748,000 shares)

and CTCGF (31,746). CTV Partners is the sole general partner of CTV IV, and CTI is the sole general partner of CTCGF. Messrs. Stofer and Christianson are the managing partners of CTV Partners and the managing members of CTI. Accordingly, each of CTV Partners and Messrs. Stofer and Christianson may be deemed to possess indirect beneficial ownership of the shares of common stock held by CTV IV, and each of CTI and Messrs. Stofer and Christianson may be deemed to possess indirect beneficial ownership of the shares of common stock held by CTCGF. CTV Partners, CTI and Messrs. Stofer and Christianson each disclaim indirect beneficial ownership of the shares of common stock except to the extent of his or its pecuniary interest in such shares. In this proxy statement, we refer to CTV IV and CTCGF as the “Cherry Tree entities.”

(c)	This information is based on a Schedule 13D filed with the Securities and Exchange Commission on November 22, 2006 by TCV V, L.P. (“TCV V”), TCV Member Fund, L.P. (“Member Fund”), Technology Crossover Management V, L.L.C. (“Management V”), and the following individuals: Jon Q. Reynolds, Jr., a director of Capella, Jay C. Hoag, Richard H. Kimball, John L. Drew, Henry J. Feinberg and William J.G. Griffith IV (collectively, the “Management V Members”). The address of such persons is 528 Ramona Street, Palo Alto, CA 94301. The shares are owned directly by TCV V (1,922,294 shares) and Member Fund (36,387). Each of TCV V and Member Fund has the sole power to dispose or direct the disposition and voting of its respective shares. Management V, as a general partner of each of TCV V and Member Fund, may also be deemed to have the sole power to dispose or direct the disposition of, and to direct the vote of, the shares held by each of TCV V and Member Fund. TCM V disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Each of the Management V Members is a Class A member of Management V. Under the operating agreement of Management V, the Management V Members have the shared power to dispose or direct the disposition of, and the shared power to direct the vote of, the shares held by each of TCV V and Member Fund. Each of the Management V Members disclaims beneficial ownership of the securities owned by each of TCV V and Member Fund except to the extent of their pecuniary interest therein. In this proxy statement, we refer to TCV V and Member Fund as the “entities affiliated with Technology Crossover Ventures.”

(d)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 26, 2007 by Maveron Equity Partners 2000, L.P. (“Maveron 2000”), Maveron Equity Partners 2000-B, L.P. (“Maveron 2000-B”), MEP 2000 Associates LLC (“MEP 2000”), Maveron General Partner 2000 LLC (“Maveron GP”), Maveron LLC, Dan Levitan, Howard Schultz, and Debra Somberg. The address of such persons is c/o Maveron LLC, 505 Fifth Avenue South, Suite 600, Seattle, WA 98104. The shares are owned directly by Maveron 2000 (888,732 shares), Maveron 2000-B (34,391 shares), and MEP 2000 (126,069 shares). Maveron GP serves as general partner of Maveron 2000 and Maveron 2000-B, and possess shared power to vote and dispose of shares directly owned by Maveron 2000 and Maveron 2000-B. Maveron LLC serves as general partner of MEP 2000, and possesses shared power to vote and dispose of shares directly owned by MEP 2000. Dan Levitan, Howard Schultz and Debra Somberg are managing members of Maveron GP and Maveron LLC. Dan Levitan, Howard Schultz, Debra Somberg, Maveron GP (with respect to the shares held directly by Maveron 2000 and Maveron 2000-B) and Maveron LLC (with respect to the shares held directly by MEP 2000) disclaim beneficial ownership of shares held directly by Maveron 2000, Maveron 2000-B and MEP 2000, except to the extent of its pecuniary interest therein. In this proxy statement, we refer to Maveron 2000, Maveron 2000-B and MEP 2000 as the “Maveron entities.”

(e)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by (1) Insight-Salmon River LLC (direct holder of 850,000 shares), Salmon River Capital I LLC (direct holder of 272,222 shares), Salmon River CIP LLC (direct holder of 146,018 shares), and Salmon River Capital II, L.P. (direct holder of 55,736 shares) (collectively, the “Salmon River Funds”) and (2) Insight Venture Partners IV, L.P. (direct holder of 24,308 shares), Insight Venture Partners IV (Fund B), L.P. (direct holder of 194 shares), Insight Venture Partners IV (Co-Investors), L.P. (direct holder of 2,997 shares), and Insight Venture Partners (Cayman) IV, L.P. (direct holder of 3,251 shares) (collectively, the “Insight Funds”). The address of each of the Salmon River Funds is 680 Fifth Avenue, 8th Floor, New York, NY 10019. The address of each of the Insight Funds is 527 Madison Avenue, 10th Floor, New York, NY 10022. The managing member of each of the Salmon River Funds, except Salmon River Capital II, L.P., is Salmon River Capital LLC. The general partner of Salmon River Capital II, L.P. is Salmon River Capital GP, LLC. S. Joshua Lewis, a director of Capella, is the managing member of Salmon River Capital LLC and the sole member of Salmon

River Capital GP, LLC. Accordingly, Mr. Lewis has voting and investment powers with respect to the shares beneficially owned by the Salmon River Funds. Mr. Lewis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The general partner of each of the Insight Funds is Insight Venture Associates IV, LLC (“Associates”), and the managing member of Associates is Insight Holdings Group, LLC (“Holdings”). Accordingly, each of Associates and Holdings may be deemed to be the beneficial owner of all shares held by the Insight Funds. The managing member of Insight-Salmon River, LLC is Salmon River Capital LLC, and the non-managing members of Insight-Salmon River LLC are the Insight Funds. Salmon River Capital LLC, as managing member of Insight-Salmon River LLC, generally controls the voting power over the shares held by Insight-Salmon River LLC, but the Insight Funds have shared voting power with Salmon River Capital LLC over the shares with respect to certain matters. In addition, Salmon River Capital LLC and the Insight Funds have shared investment power over the shares held by Insight-Salmon River LLC. Mr. Lewis, Associates and Holdings have shared voting and investment powers with respect to the shares beneficially owned by Insight-Salmon River LLC. All such persons disclaim beneficial ownership of the shares held by Insight-Salmon River LLC, except to the extent of their pecuniary interest therein. In this proxy statement, we refer to the Salmon River Funds and the Insight Funds, collectively, as the “Salmon River and Insight entities.”

(f)	Consists of (1) 2,013,100 shares held by Mr. Shank, (2) 125,195 shares held by Judith F. Shank, Mr. Shank’s wife, (3) 75,202 shares controlled by Mary Shank Retzlaff, Mr. Shank’s daughter, as trustee of the Stephen G. Shank 2004 Grantor Retained Annuity Trust, (4) 75,202 shares controlled by Susan Shank, Mr. Shank’s daughter, as trustee of the Judith F. Shank 2004 Grantor Retained Annuity Trust, (5) 219,350 shares underlying options granted to Mr. Shank that are exercisable within 60 days, and (6) 3,675 shares held by the ESOP for Mr. Shank’s account.

(g)	Consists of (1) 41,250 shares underlying options granted to Mr. Sobaski that are exercisable within 60 days, and (2) 34 shares held by the ESOP for Mr. Sobaski’s account.

(h)	Consists of (1) 4,496 shares held by Dr. Offerman, (2) 1,504 shares held by Dana Offerman, Dr. Offerman’s wife, (3) 126,734 shares underlying options granted to Dr. Offerman that are exercisable within 60 days, and (4) 2,465 shares held by the ESOP for Dr. Offerman’s account.

(i)	Consists of (1) 79,439 shares underlying options granted to Ms. Martin that are exercisable within 60 days, and (2) 409 shares held by the ESOP for Ms. Martin’s account.

(j)	Consists of (1) 6,744 shares held by Mr. Schroeder, (2) 152,081 shares underlying options granted to Mr. Schroeder that are exercisable within 60 days, and (3) 2,643 shares held by the ESOP for Mr. Schroeder’s account.

(k)	Consists of (1) 850,000 shares owned by Insight-Salmon River LLC; (2) 272,222 shares owned by Salmon River Capital I LLC; (3) 146,018 shares owned by Salmon River CIP LLC; (4) 55,736 shares owned by Salmon River Capital II, L.P.; (5) 10,485 shares owned by Mr. Lewis; and (6) 12,500 shares underlying options granted to Mr. Lewis that are exercisable within 60 days. The managing member of Insight-Salmon River LLC is Salmon River Capital LLC, and the non-managing members of Insight-Salmon River LLC are Insight Venture Partners IV, L.P., Insight Venture Partners IV (Fund B), L.P., Insight Venture Partners IV (Co-Investors), L.P., and Insight Venture Partners (Cayman) IV, L.P. (collectively, the “Insight Partnerships”). Salmon River Capital LLC, as managing member of Insight-Salmon River LLC, generally controls the voting power over the shares held by Insight-Salmon River LLC, but the Insight Partnerships have shared voting power with Salmon River Capital LLC over such shares with respect to certain matters. In addition, Salmon River Capital LLC and the Insight Partnerships have shared investment power over the shares held by Insight-Salmon River LLC. The managing member of Salmon River Capital LLC is S. Joshua Lewis. The general partner of the Insight Partnerships is Insight Venture Associates IV, LLC. The managing member of Insight Venture Associates IV, LLC is Insight Holdings Group, LLC. Insight Holdings Group, LLC is managed by its board of managers. Accordingly, Mr. Lewis, Insight Venture Associates IV, LLC, and Insight Holdings Group, LLC have shared voting and investment powers with respect to the shares beneficially owned by Insight-Salmon River LLC. The foregoing is not an admission by such persons that such persons are the beneficial owners of the shares held by Insight-Salmon River LLC, and each disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The managing member of Salmon River Capital I

LLC and Salmon River CIP LLC is Salmon River Capital LLC. The managing member of Salmon River Capital LLC is Mr. Lewis. Mr. Lewis has voting and investment powers with respect to the shares beneficially owned by Salmon River Capital I LLC and Salmon River CIP LLC. The foregoing is not an admission by Mr. Lewis that he is the beneficial owner of the shares held by Salmon River Capital I LLC and Salmon River CIP LLC, and Mr. Lewis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The general partner of Salmon River Capital II, L.P. is Salmon River Capital GP, LLC. The sole member of Salmon River Capital GP, LLC is Mr. Lewis. Accordingly, Mr. Lewis has voting and investment powers with respect to the shares beneficially owned by Salmon River Capital II, L.P. The foregoing is not an admission by Mr. Lewis that he is the beneficial owner of the shares held by Salmon River Capital II, L.P., and Mr. Lewis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(l)	Consists of (1) 250 shares held by Ms. Miller, and (2) 2,500 shares underlying options granted to Ms. Miller that are exercisable within 60 days.

(m)	Consists of (1) 41,275 shares controlled by Mr. Mitchell, as trustee of the James A. Mitchell Trust; and (2) 18,500 shares underlying options granted to Mr. Mitchell that are exercisable within 60 days.

(n)	Consists of (1) 8,992 shares held by Mr. Smith, and (2) 13,000 shares underlying options granted to Mr. Smith that are exercisable within 60 days.

(o)	Consists of 5,000 shares underlying options granted to Mr. Taylor that are exercisable within 60 days.

(p)	Consists of (1) 250 shares held by Mr. Tukua, and (2) 12,500 shares underlying options granted to Mr. Tukua that are exercisable within 60 days.

(q)	Consists of 250 shares held by Ms. Taylor.

(r)	Includes (1) 811,821 shares underlying options granted to our directors and executive officers that are exercisable within 60 days, and (2) 13,665 shares held by the ESOP for the accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transaction Approval Policy

In March 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company as a director, officer or employee;

•	transactions available to all employees or all shareholders of our company on the same terms;

•	transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The audit committee of our board of directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the audit committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The audit committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the audit committee deems appropriate. The audit committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.

Related Person Transaction Summary

Capella was a party to the transactions with related persons described below in the year ended December 31, 2006. All such transactions were entered into prior to the adoption of our related person transaction approval policy.

Special Distribution.  In November 2006, we paid a special distribution promptly after the completion of our initial public offering to our shareholders of record as of October 3, 2006. The aggregate amount of the special distribution was $72.6 million, or $6.19 per common share on an as if converted basis. The amount of the special distribution was equal to the gross proceeds from the sale of common stock by us in the initial public offering, excluding the proceeds received by us from the underwriters’ exercise of their over-allotment option. A special committee, comprised of Mr. Taylor, Ms. Taylor and Mr. Tukua, was appointed by our board of directors for the purpose of considering whether and on what terms a distribution to our shareholders should be paid in connection with our initial public offering. The board declared the special distribution upon the recommendation of the special committee, and on the same terms recommended by the special committee.

The following table sets forth the amount of cash paid as a result of the special distribution in respect of shares of our capital stock as to which each of our more than 5% shareholders, directors and executive officers was deemed to have sole or shared voting or investment power as of October 3, 2006.

Special Distribution
Amount as to Shares
Beneficially Owned
Name of Beneficial Owner	($)(a)(b)

Principal Shareholders
Forstmann Little entities	6,849,539
Cherry Tree entities	11,018,392
Entities affiliated with Technology Crossover Ventures	11,507,077
Maveron entities	6,495,532
Salmon River and Insight entities	7,582,268
Putnam entities(c)	4,175,570

Special Distribution
Amount as to Shares
Beneficially Owned
Name of Beneficial Owner	($)(a)(b)

Directors
Stephen G. Shank(d)	14,200,146
Tony Christianson(e)	11,018,392
Gordon A. Holmes(f)	—
S. Joshua Lewis	7,455,260
Jody G. Miller(g)	—
James A. Mitchell	255,533
Jon Q. Reynolds, Jr.	11,507,077
David W. Smith	55,669
Jeffrey W. Taylor	—
Sandra Taylor	—
Darrell R. Tukua	—
Executive Officers
Michael J. Offerman	34,146
Lois M. Martin	—
Paul A. Schroeder	41,752
Scott M. Henkel	—
Ken Sobaski	—
Greg Thom	—
Elizabeth Rausch	27,835
Reed Watson	—

(a)	For the purpose of calculating shares beneficially owned and outstanding as of October 3, 2006, the number of shares of common stock deemed outstanding assumed the conversion of all outstanding shares of our preferred stock into common stock on such date, and excluded all shares of common stock subject to options. Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons that possess sole or shared voting power and/or investment power with respect to those securities.

(b)	Does not include portions of the special distribution paid to the Employee Stock Ownership Plan (ESOP) with respect to shares credited to the ESOP accounts of each executive officer as of October 3, 2006, in approximately the following amounts: Mr. Shank, $18,747; Dr. Offerman, $12,519; Ms. Martin, $1,933; Mr. Schroeder, $13,434; Mr. Henkel; $3,551; Mr. Thom, $5,150; and Ms. Rausch, $13,683.

(c)	In this proxy statement, we refer to Putnam OTC & Emerging Growth Fund and TH Lee, Putnam Investment Trust — TH Lee, Putnam Emerging Opportunities Portfolio as the “Putnam entities.” Immediately prior to our initial public offering in November 2006, the Putnam entities beneficially owned 5.7% of our common shares. Immediately following our initial public offering, in which Putnam OTC & Emerging Growth Fund participated as a selling shareholder, the Putnam entities beneficially owned 2.8% of our common shares.

(d)	Mr. Shank is our Chairman and Chief Executive Officer.

(e)	Mr. Christianson resigned from our board of directors following our initial public offering in November 2006. As of October 3, 2006, he was deemed to be a beneficial owner of shares held by the Cherry Tree Entities.

(f)	Mr. Holmes is a limited partner of each general partner of the Forstmann Little entities.

(g)	Ms. Miller is a venture partner with Maveron LLC, an affiliate of the Maveron entities.

Purchase of Shares in our Initial Public Offering.  The entities affiliated with Technology Crossover Ventures collectively beneficially own approximately 12.2% of our common shares, and Jon Q. Reynolds, Jr., one of our directors, is a General Partner of Technology Crossover Ventures. The Salmon River and Insight entities collectively beneficially own approximately 8.5% of our common shares, and S. Joshua Lewis, one of our directors, is a principal of Salmon River Capital LLC and a special partner of Insight Venture Partners. In our November 2006 initial public offering, the entities affiliated with Technology Crossover Ventures purchased an aggregate of 100,000 shares of our common stock from the underwriters for $2 million, and the Salmon River and Insight entities purchased an aggregate of 100,000 shares of our common stock from the underwriters for $2 million (in each case, at the initial public offering price of $20.00 per share).

Other than the transactions set forth above, our company had no other transactions during fiscal 2006 which would have required review, approval or ratification under our related party transaction approval policy or where the policies and procedures under the related party transaction approval policy were not followed.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Number of
	Securities to be			Number of
	Issued upon		Weighted-Average	Securities
	Exercise of		Exercise Price of	Remaining Available
	Outstanding		Outstanding	for Future Issuance
	Options, Warrants		Options, Warrants	Under Equity
Plan Category	and Rights		and Rights	Compensation Plans

Equity Compensation Plans Approved by Securityholders	2,179,103	(1)	$16.77	2,427,351	(2)
Equity Compensation Plans Not Approved by Securityholders	none		—	none

Total	2,179,103	(1)	$16.77	2,427,351	(2)

(1)	Includes outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan, the Capella Education Company 1999 Stock Option Plan, and the Capella Education Company 1993 Stock Option Plan.

(2)	Includes 1,977,351 shares available for future issuances under the Capella Education Company 2005 Stock Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2006, except that one report filed for Dr. Offerman during 2006 failed to disclose 1,504 shares owned by his wife, which mistake was corrected on a subsequent filing.

ADDITIONAL INFORMATION

Our 2006 Annual Report and our Annual Report on Form 10-K for fiscal year 2006, including financial statements, are being mailed with this proxy statement.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2006, may do so without charge by writing to Investor Relations, Capella Education Company, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

Gregory W. Thom
Secretary

Dated: March 20, 2007

ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, MAY 9, 2007
1:00 p.m.

Pantages Theatre
710 Hennepin Avenue
Minneapolis, Minnesota 55403

Capella Education Company
225 South Sixth Street, 9th Floor
Minneapolis, MN 55402	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned, revoking all prior proxies, appoints Stephen G. Shank and Gregory W. Thom, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Pantages Theatre, 710 Hennepin Avenue, Minneapolis, Minnesota 55403 on Wednesday May 9, 2007 at 1:00 p.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, through 11:59 p.m. (CT) on Tuesday, May 8, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/cpla/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, through 11:59 p.m. (CT) on Tuesday, May 8, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Capella Education Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 Gordon A. Holmes	06 Stephen G. Shank
		02 S. Joshua Lewis	07 David W. Smith
		03 Jody G. Miller	08 Jeffrey W. Taylor
		04 James A. Mitchell	09 Sandra E. Taylor
		05 Jon Q. Reynolds, Jr.	10 Darrell R. Tukua

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007.

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box     ☐     Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.